Exhibit 10(e)

                           BERGEN BRUNSWIG CORPORATION
                                   BONUS PLAN
                          As Adopted September 1, 1977
                           (Amended October 19, 1990)

I.       Three Level Plan

         The  Bergen   Brunswig   Corporation   Bonus  Plan  consists  of  plans
         established at the following three levels:

         A. A Corporate Staff Bonus Plan for executives and key employees having corporate-wide line or staff responsibilities. Participants will be selected by the President and Chief Executive Officer of Bergen Brunswig Corporation.

         B. Division Chief Executive Officer Bonus Plan for executives having line responsibility over the divisions or the groups comprising the major profit centers of the Corporation. (see Exhibit B)

         C. A series of Division Executive Bonus Plans designed to meet the needs of executives below the Chief Executive Officer in each division including those having responsibility for both profit and cost centers. Separate plans will, therefore, be established for each of the following organizations.


                                      Drug
                                    Commtron

         The design of the plans under this category are the responsibility of the Chief Executive Officer of each division. Divisional plans, prior to their finalization, communication, and implementation, however, will require the approval of the President and Chief Executive Officer of Bergen Brunswig Corporation, with participants in these plans begin nominated prior to the beginning of the fiscal year by their respective Chief Executive Officers and approved by the President and Chief Executive Officer of Bergen Brunswig Corporation.

II.      Corporate Staff Bonus Plan

         A.       Participation

                  Participants in the Corporate Staff Bonus Plan consist of Corporate Officers with corporate-wide responsibilities and a limited number of other corporate staff management personnel to be nominated by their respective Corporate Officers. This latter group will normally include only those of Staff Director and Manager title and above and earning a minimum annual base salary of $40,000. The President and Chief Executive Officer of Bergen Brunswig Corporation will approve all corporate staff management participants, relying


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                  upon the recommendations of the respective Corporate Officers.
                  Qualifying employees who are hired after the beginning of the fiscal year may be included under this Plan on such terms and conditions as shall be established by the President and Chief Executive Officer of Bergen Brunswig Corporation.

         B.       Maximum Bonus Payments

                  Maximum bonus payments to participants in the Corporate Staff Bonus Plan will be as follows:

                  Corporate Officers
                  and Key Executives ..........Base salary at the end of the applicable fiscal year.

                  Corporate Staff
                  Management ..................50% of base salary at the end of the fiscal year.

         C.       Bonus Pool

                  A maximum Corporate Staff bonus pool will be approved by the Board of Directors for each of the Company's fiscal years. The maximum pool will generally be the amount provided in that fiscal year's Board-approved annual plan.

                            1. The basis for the  generation  of an actual bonus
                           pool to be available for payment awards to participants will be the achievement of two defined elements, plus a discretionary element. Each of the defined elements will be of equal value, i.e. 25% of potential, and will be derived from the following performance factors: (a) Return on Equity (R.O.E.),
                           (b) Net Earnings before minority interest (N.E.). In the event of a significant acquisition or divestiture during the fiscal year, the Return on Equity and Net Earnings performance factors will be adjusted on a proforma basis giving effect to the projected impact of such a transaction. The discretionary element value will be 50% of potential.

                           (a) Return on Equity - A minimum acceptable level of R.O.E. will be established for each fiscal year which must be achieved before the first dollar becomes available for this element.

                           (b) Net Earnings - N.E. as set out in the Board approved annual plan will be the basis of measuring the amount of contribution available from this element. Full achievement of plan will generate the maximum, while achievement of less than an established minimum level will result in no contribution from this element.


                                 EXH 10(e) - Page 2

                           (c) Discretionary - There exists certain factors, such as market environment, the economy, legal requirements, etc., which should be recognized when evaluating overall Company performance. This element, subject to a predetermined limitation will be determined by the Board after a review of the actual fiscal year performance.

                  See Exhibit C for the current  fiscal  year  proposed  maximum
                  pool  and   application  of  the  proposed   formulas  to  the
                  respective pool elements.

                  2. Estimated amounts for a Corporate Staff Bonus provision will be charged to earnings on a cumulative basis during each fiscal year and adjusted to the amount determined to be payable at each year-end closing.

         D.       Individual Bonus Award Determination

                  1. As a first step in quantifying individual amounts, bonus awards will be calculated on a ratable basis; i.e., using the individual base compensation at fiscal year-end as the numerator and the aggregate base compensation of all participants as the denominator, applied to the total available annual bonus pool amount. For this purpose, the calculation will utilize 200%, 100% and 50% of the respective Corporate Officer and Director, Corporate Officer and non-officer compensation amounts.

                  2. Thereafter, individual award approval will be a function of the Compensation Committee of the Board of Directors as to corporate officers who are also Directors and a function of the President and Chief Executive Officer of Bergen Brunswig Corporation as to all other participants.

                  3. Award and payment of the amounts so determined will take into account the individual's annual performance and contributions made during the course of the fiscal year. In certain positions, this evaluation will take into account the extent of achieving specific goals assigned at the beginning of the fiscal year.

         E.       Payment of Bonus

                  Payment made under the Corporate Staff Bonus Plan will be described in Section IV of this proposal.

III.     Division Chief Executive Officer Bonus Plan

         A.       Participation


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                  Participants  in the Division  Chief  Executive  Officer Bonus
                  Plan include the  operating  heads of units set out in Exhibit
                  B. Qualifying employees who are hired after the beginning of the fiscal year may be included under this Plan on such terms and conditions as shall be established by the President and Chief Executive Officer of Bergen Brunswig Corporation.

         B.       Maximum Bonus Payments.

                  The maximum bonus amount available for payment to each Division Chief Executive Officer will be established at the start of each fiscal year.

         C.       Bonus Computation - General

                  Bonus amounts earned by each executive under the Division Chief Executive Officer Bonus Plan will be directly influenced by factors such as the following:

                  1.       Annual plan performance.
                  2.       Strategic plan performance.
                  3. Achievement of specific goals established at the beginning of the fiscal year.
                  4. Discretionary factors which cannot be easily quantified, but which require judgment on the part of senior Bergen Brunswig Corporation management.

                  The above factors will each receive weights as determined annually by Bergen Brunswig Corporation management immediately following approval of the ensuing fiscal year annual plan. The earnings achievement relative to annual plan factor (no. 1, above) will be reduced through application of a penalty to the extent that 100% of annual plan results are not achieved. The minimum and maximum levels of performance may be different for each Division Chief Executive Officer, depending upon the nature and condition of the business involved.

         D.       Bonus Compensation - Detail

                  1.       Bonus Based on Earnings Achievement Relative to
                           Annual Plan.

                           a. Earnings will be expressed on a before tax basis after cost of money at the annual established rate.

                           b. A minimum of 95% achievement of earnings plan will be required with an intervening straight line calculation up to 100% achievement determining a maximum bonus award.

                           c. The minimum and maximum performance levels will be the same for all divisions.



                                 EXH 10(e) - Page 4

                  2.       Bonus Based on R.O.I. Achievement.

                           a. R.O.I. will be expressed on a before tax basis after cost of money at the annual established rate. Average investment for the year will be used as the investment base.

                           b. A minimum and maximum R.O.I. range will be established which will determine the percentage of maximum bonus and dollar amount of bonus that will be earned on a straight line basis at various levels of R.O.I.

                           c. Though the minimum and maximum performance levels, as well as the formula, may be different for each Division, an R.O.I. of 20% before taxes will be regarded as a minimum acceptable R.O.I.

                  3. Bonus Based on Achievement of Strategic Plan and Specific Goals.

                           At the start of the fiscal year, each Division Executive will be given certain goals to accomplish during the course of the year. In instances of multiple goals, each will be given a weight for purposes of valuing this element of bonus award.

                  4.       Bonus Based on Discretion.

                           It is recognized that there are a number of executive performance factors that do not lend themselves to numerical or formula measurements. For this reason, under unusual circumstances, a part of an executive's maximum bonus may be awarded by the President an Chief Executive Officer of Bergen Brunswig
                           Corporation on the basis of achieving prearranged goals and objectives and/or discretionary factors. It should be understood that this discretionary component of the bonus will be awarded only for extraordinary performance and circumstances and should not be expected in cases on normal performance.

IV.      Payment of Bonus and Right to Receive

         A.       Bonus awards will be payable and will vest as follows:

                  1. Payable in full ten business days after the date the fiscal year results have been officially released to the public.

                  2. Employees shall not have earned nor be entitled to receive any bonus award unless they are in the employ of the Company on the scheduled date payable, except in the event of death, permanent disability, or


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                           retirement where the fiscal year award will be
                           prorated on the basis of that part of the year the participant was gainfully employed as the numerator and 365 days as the denominator and will be paid to the employee or his beneficiary on the appropriate date.

                  3. Employees shall not have earned nor shall they be entitled to receive any bonus in the event of termination prior to payable date for any reason other than as listed in Item 2 above.















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                                                                       EXHIBIT A



                   PARTICIPANTS IN CORPORATE STAFF BONUS PLAN



Emil P. Martini, Jr.........Chairman of the Board

Robert E. Martini...........President and Chief Executive Officer

George E. Reinhardt, Jr.....Vice President, Finance and Chief Financial Officer

Dwight A. Steffensen........Executive Vice President and Chief Operating Officer

Anthony A. Vallario.........Senior Vice President

Cheryl S. Byrne.............Vice President, Planning and Development

John T. Fay, Jr.............Vice President, Corporate Affairs

Michael W. Fipps............Vice President, Treasurer

Richard G. Gerlach..........Vice President, Controller

Jerold O. Gutman............Vice President, Human Resources

Bernard J. Hale.............Vice President, Distribution Planning

Milan A. Sawdei.............Vice President, Chief Legal Officer

Eric J. Schmitt.............Vice President, Financial Planning

Denny W. Steele.............Vice President, Corporate Information Resources

Robert W. Teal..............Vice President, Taxes



Various Non-Corporate
Officers with
Corporate-wide
Responsibilities............Staff Directors and Managers



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                                                                      EXHIBIT B



     PARTICIPANTS IN DIVISION CHIEF EXECUTIVE OFFICER BONUS PLAN




Phillip Engle                           President, Bergen Brunswig Drug Company








































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                                                                       EXHIBIT C


                           CORPORATE STAFF BONUS PLAN

                     As Proposed for the Fiscal Year Ending
                                 August 31, 1991
--------------------------------------------------------------------------------


Approved Annual Plan Items and Amounts:

         Maximum pool (amount provided in Plan)          $2,200,000
         Planned Return on Average Equity                      15.2%
         Planned Net Earnings Before Minority
         Interest                                        $71,759,000

Application of Formulas:

         a) A return on Equity of 10% will be the minimum. Achievement above 10% up to 14.0% will ratably determine bonus pool contribution up to $500,000. Example:

                 Rate Achievement                     Pool Contribution
                 ----------------                     -----------------
                      10%                              $         -0-
                      12%                                    183,333
                      13%                                    366,667
                      14% and above                          550,000

         b) Achievement of 90% to 100% of planned net earnings before minority interest will be the basis for determining bonus pool contribution. Example:

                  Net Earnings         Percentage
                   Achieved             of Plan       Pool Contribution
                   --------             -------       -----------------
                 $64,583,000               90%         $         -0-
                 $68,171,000               95%               275,000
                 $70,324,000               98%               440,000
                 $71,759,000 and above    100%               550,000



         c)       A discretionary amount up to a maximum of $1,100,000.






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